Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Equity	Common Stock, par value $1.00 per share	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Equity	Preferred Stock	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Equity	Depositary Shares	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Other	Warrants(2)	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Other	Stock Purchase Contracts	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
	Other	Units	456(b) and 457(r)	(3)	(3)	(3)	(4)	(4)
Fees Previously Paid	--	--	--	--	--	--		--
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)    Also includes an indeterminate amount of securities as may be issued pursuant to anti-dilution adjustments or upon conversion of or exchange for any other securities that provide for conversion or exchange into such securities, upon exercise of warrants for such securities or pursuant to deposit agreements, share purchase contracts, or unit agreements. Separate consideration may or may not be received for securities issuable upon such conversion, exchange, exercise or settlement.

(2)    Warrants to purchase the above referenced securities may be offered and sold separately or together with other securities.

(3)    An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(4)    In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.